Exhibit 99.1

Citrix Appoints Francis deSouza to Board of Directors

SANTA CLARA, Calif.--(BUSINESS WIRE)--December 11, 2014--Citrix Systems, Inc. (Nasdaq:CTXS) today announced the addition of Francis A. deSouza, technology industry veteran and president of Illumina, a leading biotechnology company, to its board of directors, effective immediately.

deSouza began his career at IBM’s TJ Watson Research Center and went on to consult on technical and change management projects with Gemini. Later, he founded two technology companies, both of which were acquired, and spent time at Microsoft before serving in five different executive roles at Symantec, including group president, enterprise products and services.

Today deSouza serves as president and as a member of the board of directors of Illumina, a global leader in genomic sequencing and array-based technology.

“Francis is a great technology visionary with broad experience in scaling and leading both entrepreneurial startups and large enterprises,” said Mark Templeton, president and CEO for Citrix. “I’m excited to have someone with Francis’ combination of global enterprise expertise, technology depth and business acumen on the board.”

deSouza holds Bachelor and Masters of Science degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and will serve on the Strategy Committee of the Citrix board of directors.

About Citrix

Citrix (NASDAQ: CTXS) is a leader in mobile workspaces, providing virtualization, mobility management, networking and cloud services to enable new ways to work better. Citrix solutions power business mobility through secure, personal workspaces that provide people with instant access to apps, desktops, data and communications on any device, over any network and cloud. This year Citrix is celebrating 25 years of innovation, making IT simpler and people more productive. With annual revenue in 2013 of $2.9 billion, Citrix solutions are in use at more than 330,000 organizations and by over 100 million users globally. Learn more at www.citrix.com.

For Investors

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